Exhibit 99.05

Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)
	Three Months Ended June			Year-to-Date June
	2021	2020	Change	2021	2020	Change
Income Account-
Retail Electric Revenues-
Fuel	$875	$676	$199	$1,712	$1,353	$359
Non-Fuel	2,724	2,506	218	5,229	4,907	322
Wholesale Electric Revenues	546	472	74	1,091	889	202
Other Electric Revenues	175	168	7	346	320	26
Natural Gas Revenues	677	636	41	2,371	1,885	486
Other Revenues	201	162	39	359	284	75
Total Revenues	5,198	4,620	578	11,108	9,638	1,470
Fuel and Purchased Power	1,065	821	244	2,120	1,638	482
Cost of Natural Gas	231	144	87	814	583	231
Cost of Other Sales	103	74	29	185	129	56
Non-Fuel O&M	1,438	1,203	235	2,810	2,498	312
Depreciation and Amortization	891	873	18	1,762	1,730	32
Taxes Other Than Income Taxes	313	298	15	657	629	28
Estimated Loss on Plant Vogtle Units 3 and 4	460	149	311	508	149	359
(Gain) Loss on Dispositions, net	(11)	—	(11)	(54)	(39)	(15)
Total Operating Expenses	4,490	3,562	928	8,802	7,317	1,485
Operating Income	708	1,058	(350)	2,306	2,321	(15)
Allowance for Equity Funds Used During Construction	45	35	10	90	68	22
Earnings (Loss) from Equity Method Investments	(40)	30	(70)	5	72	(67)
Interest Expense, Net of Amounts Capitalized	450	444	6	901	900	1
Impairment of Leveraged Leases	7	154	(147)	7	154	(147)
Other Income (Expense), net	108	101	7	167	204	(37)
Income Taxes (Benefit)	(12)	5	(17)	178	150	28
Net Income	376	621	(392)	1,482	1,461	(126)
Less:
Dividends on Preferred Stock of Subsidiaries	4	4	—	7	7	—
Net Income (Loss) Attributable to Noncontrolling Interests	—	5	(5)	(33)	(26)	(7)
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$372	$612	$(240)	$1,508	$1,480	$28
Notes
- Certain prior year data may have been reclassified to conform with current year presentation.